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                                                                    Exhibit 16.1

                       (DELOITTE & TOUCHE LLP LETTERHEAD)


September 23, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of SureBeam Corporation's Form 8-K/A dated September 23, 2003, and have the following comments:

  1.   We agree with the statements made in paragraphs 2, 3, 4, 5, 6 and 14.

  2. We have no basis on which to agree or disagree with the statements made in paragraphs 1, 7, 8, 9, 10 and 11 except that as to paragraph 1, we confirm that we were dismissed on August 19, 2003.

  3. Because we have not completed an audit or review for any period, we have no basis to agree or disagree with the accuracy or completeness of the Company's description of the transactions in paragraphs 12 and 13.

Yours truly,

/s/ Deloitte & Touche LLP